Exhibit 99.2

RISK FACTORS

Any of the following risks and the risks described in our Annual Report on Form 10-K for the year ended December 31, 2008, and additional risks and uncertainties not currently known to us or those we currently view to be immaterial, may also materially and adversely affect our business, financial condition or results of operations.

The worldwide economic crisis and recession has and may continue to affect the Company and its customers.

The global economy has faced an extended worldwide recession and economic crisis.  This recession and economic crisis has put pressure on the liquidity of and demand from our customers.  The resulting decrease in our sales has adversely affected our results of operations.  The magnitude and duration of this recession and economic crisis make it extremely difficult to forecast future sales levels.  A continuation of the recession or worsening of the economic crisis could materially adversely affect our results of operations.

Our revolving credit facility contains, and future debt obligations likely will contain, covenants.

Our revolving credit facility contains various covenants and restrictions including a fixed charge coverage ratio and minimum collateral coverage.  In connection with this offering, we have agreed to add an additional mutually agreeable covenant to our current revolving credit facility.  Any future debt financing could also contain covenants.  These covenants and restrictions could limit our ability to respond to market conditions, to provide for unanticipated capital investments, to raise additional debt or equity capital, to pay dividends or to take advantage of business opportunities, including future acquisitions.  The failure to meet these covenants could result in the Company ultimately being in default.  Our ability to comply with the covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions.

We operate in cyclical industries and, accordingly, our business is subject to the numerous and continuing changes in the economy.

Our sales are substantially dependent on three major industries, the agricultural equipment industry, the earthmoving/construction equipment industry (including military) and the consumer products industry (including trailers and ATVs).  The business activity levels in these industries are subject to specific industry and general economic cycles.  Accordingly, any downturn in these industries or general economy could materially adversely affect our business.

The agricultural equipment industry is affected by crop prices, farm income and farmland values, weather, export markets and government policies. The earthmoving/construction industry is affected by the levels of government and private construction spending and replacement demand. The consumer products industry is affected by consumer disposable income, weather, competitive pricing, energy prices and consumer attitudes. In addition, the performance of these industries is sensitive to interest rate changes and varies with the overall level of economic activity.

Our customer base is relatively concentrated.

Our ten largest customers, which are primarily original equipment manufacturers (“OEMs”), accounted for approximately 51% and 47% of our net sales for 2008 and 2007, respectively. Net sales to Deere & Company represented 22% and 17% of our total net sales for 2008 and 2007, respectively. Net sales to CNH Global N.V.  represented 12% and 11% of our total net sales for 2008 and 2007, respectively. No other customer accounted for more than 10% of our net sales in 2008 and 2007. As a result, our business could be adversely affected if one of our larger customers reduces its purchases from us due to work stoppages or slow-downs, financial difficulties, as a result of termination provisions, competitive pricing or other reasons. There is also continuing pressure from the OEMs to reduce costs, including the cost of products and services purchased from outside suppliers such as us. Although we have had long-term relationships with our major customers and expect that we will be able to continue these relationships, there can be no assurance that we will be able to maintain such relationships on terms favorable to us or at all. Any failure to maintain our relationship with a leading customer could have an adverse effect on our results of operations.

We face substantial competition from international and domestic companies.

We compete with several international and domestic competitors, some of which are larger and have greater financial and marketing resources than us. We compete primarily on the basis of price, quality, customer service, design capability and delivery time. Our ability to compete with international competitors may be adversely affected by currency fluctuations. In addition, certain of our OEM customers could, under certain circumstances, elect to manufacture certain of our products to meet their own requirements or to otherwise compete with us. There can be no assurance that our businesses will not be adversely affected by increased competition in the markets in which we operate or that our competitors will not develop products that are more effective or less expensive than our products or which could render certain of our products less competitive. From time to time certain of our competitors have reduced their prices in particular product categories, which has caused us to reduce our prices. There can be no assurance that in the future our competitors will not further reduce prices or that any such reductions would not have a material adverse effect on our business.

Acquisitions and joint ventures may require significant resources and/or result in significant unanticipated losses, costs or liabilities.

In the last several years we closed two significant acquisitions.  In the future we may seek to grow by making acquisitions or entering into joint ventures or similar arrangements.  Any future acquisitions will depend on our ability to identify suitable acquisition candidates, to negotiate acceptable terms for their acquisition and to finance those acquisitions.  We will also face competition for suitable acquisition candidates that may increase our costs.  In addition, acquisitions (including our two recent acquisitions) require significant managerial attention, which may be diverted from our other operations.  Furthermore, acquisitions of businesses or facilities entail a number of additional risks, including:

•	problems with effective integration of operations;

•	the inability to maintain key pre-acquisition customer, supplier and employee relationships;

•	the potential that expected benefits or synergies are not realized and operating costs increase; and

•	exposure to unanticipated liabilities.

Many of these risks would be accentuated if we acquire businesses overseas because the operations, employees and customers would largely be located outside of the United States and our acquisition strategy has historically focused only on domestic businesses.  In September 2009, Titan signed a letter of intent with The Goodyear Tire & Rubber Company to purchase certain farm tire assets, including the Goodyear Dunlop Tires France (GDTF) Amiens North factory.  This agreement is non-binding and will be subject to GDTF’s satisfactory completion of a social plan related to a consumer tire activity at the Amiens North facility, along with completion of due diligence, a definitive acquisition agreement and other standard acquisition approval requirements.  At this time, the due diligence process continues.  There is no assurance that definitive agreements will be executed or that the acquisition will be consummated.

Subject to the terms of our indebtedness, we may finance future acquisitions with cash from operations, additional indebtedness and/or by issuing additional equity securities.  These commitments may impair the operation of our businesses.  In addition, we could face financial risks associated with incurring additional indebtedness such as reducing our liquidity and access to financing markets and increasing the amount of cash flow required to service such indebtedness.

Our business could be negatively impacted if Titan fails to maintain satisfactory labor relations.

At December 31, 2008, approximately 49% of our employees in the United States were covered by two collective bargaining agreements. Upon the expiration of any of our collective bargaining agreements, however, we may be unable to negotiate new collective bargaining agreements on terms favorable to us, and our business operations may be affected as a result of labor disputes or difficulties and delays in the process of renegotiating our collective bargaining agreements. In 1998, the employees in our Des Moines, Iowa and Natchez, Mississippi facilities went on strike for 40 and 39 months, respectively. Our labor agreements expire in November 2010. We cannot assure you that there will not be any other labor disruptions or strikes at our facilities that adversely affect our business.

We have incurred, and may incur in the future, net losses.

Although we generated net income in 2008, we have incurred significant net losses previously. Reported net losses were $7.2 million, $36.7 million, $35.9 million, and $34.8 million for the years ended December 31, 2007, 2003, 2002 and 2001, respectively.

We are exposed to price fluctuations of key commodities.

We do not generally enter into long-term commodity contracts and do not use derivative commodity instruments to hedge our exposures to commodity market price fluctuations. Therefore, we are exposed to price fluctuations of our key commodities, which consist primarily of steel and rubber. Although we attempt to pass on certain material price increases to our customers, there is no assurance that we will be able to do so in the future.  Any increase in the price of steel and rubber that is not passed on to our customers could have an adverse material effect on our results of operations.

We rely on a limited number of suppliers.

We currently rely on a limited number of suppliers for certain key commodities, which consist primarily of steel and rubber, in the manufacturing of our products. The loss of our key suppliers or their inability to meet our price, quality, quantity and delivery requirements could have a significant adverse impact on our results of operations.

We may be subject to claims for damages for defective products, which could adversely affect our results of operations.

We warrant our products to be free of certain defects and accordingly may be subject in the ordinary course of business to product liability or product warranty claims. Losses may result or be alleged to result from defects in our products, which could subject us to claims for damages, including consequential damages. We cannot assure you that any insurance we maintain will be adequate for liabilities actually incurred or that adequate insurance will be available on terms acceptable to us. Any claims relating to defective products that result in liability exceeding our insurance coverage could have an adverse effect on our financial condition and results of operations. Further, claims of defects could result in negative publicity against us, which could adversely affect our business.

We are subject to risks associated with non-compliance with environmental regulations.

Our operations are subject to federal, state, local and foreign laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. Our operations entail risks in these areas, and there can be no assurance that we will not incur material costs or liabilities. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future.

Our revenues are seasonal due to Titan’s dependence on agricultural, construction and recreational industries, which are seasonal.

The agricultural, construction and recreational industries are seasonal, with typically lower sales during our second half of the year. This seasonality in demand has resulted in fluctuations in our revenues and operating results. Because much of our overhead expenses are fixed, seasonal trends can cause reductions in our quarterly profit margins and financial condition, especially during our slower periods.

We have export sales and purchase raw material from foreign suppliers.

The Company had total aggregate export sales of approximately $128.8 million, $77.0 million and $57.4 million, for the years ended December 31, 2008, 2007 and 2006, respectively.

Exports to foreign markets are subject to a number of special risks, including but not limited to risks with respect to currency exchange rates, economic and political destabilization, other disruption of markets and restrictive actions by foreign governments (such as restrictions on transfer of funds, export duties and quotas and foreign customs).  Other risks include changes in foreign laws regarding trade and investment, difficulties in obtaining distribution and support, nationalization, reforms of laws and policies of the United States affecting trade, foreign investment and loans and foreign tax laws.  There can be no assurance that one, or a combination of these factors will not have a material adverse effect on the Company’s ability to increase or maintain its export sales.

The Company purchases a portion of its raw materials from foreign suppliers.  The production costs, profit margins and competitive position of the Company are affected by the strength of the currencies in countries where Titan purchases goods, relative to the strength of the currencies in countries where the products are sold.  The Company’s results of operations, cash flows and financial position may be affected by fluctuations in foreign currencies.

We may be adversely affected by changes in government regulations and policies.

Domestic and foreign political developments and government regulations and policies directly affect the agricultural, earthmoving/construction and consumer products industries in the United States and abroad. Regulations and policies relating to the agricultural industry include those encouraging farm acreage reduction in the United States and restricting deforestation techniques. Regulations and policies relating to the earthmoving/construction industry include those regarding the construction of roads, bridges and other items of infrastructure. The modification of existing laws, regulations or policies or the adoption of new laws, regulations or policies could have an adverse effect on any one or more of these industries and therefore on our business.

Our success depends on attracting and retaining key personnel and qualified employees.

Our continued success and viability are dependent, to a certain extent, upon our ability to attract and retain qualified personnel in all areas of our businesses, especially management positions. In the event we are unable to attract and retain qualified personnel, our businesses may be adversely affected. Mr. Taylor, our President and Chief Executive Officer, has been instrumental in the development and implementation of our business strategy. We do not maintain key-person life insurance policies on any of our executive officers. We have outstanding agreements with certain of our executive employees selected by the board of directors, which provide that the individuals will not receive any benefits if they voluntarily leave the company. In the event of a termination of the individual’s employment after a change of control (defined generally as an acquisition of 20% or more of our outstanding voting shares), the executive is entitled to receive salary, bonus and other fringe benefits. In addition, all unvested options and certain benefits become vested. Messrs. Taylor and Hackamack and Ms. Holley are each a party to such an agreement. The loss or interruption of the continued full-time services of any of our executive officers, including Mr. Taylor, could have a material adverse effect on our business.

The Company’s goodwill may become impaired based on future cash flow testing.

The Company reviews goodwill to assess recoverability from future operations during the fourth quarter of each annual reporting period, and whenever events and circumstances indicate that the carrying values may not be recoverable.  The Company had goodwill of $11.7 million at September 30, 2009.  Significant assumptions relating to future operations must be made when estimating future cash flows in analyzing goodwill for impairment.  Should unforeseen events occur or operating trends continue, impairment losses could occur.  Due to the difficult nature of predicting future markets and business outcomes, the Company cannot always anticipate or predict when a goodwill impairment loss may be required by the Company in the future.

The Company may be negatively impacted by changes regarding investments.

The Company has an investment in Titan Europe Plc which is publicly traded on the AIM market in London, England.  This investment is recorded as a component of other assets on the consolidated balance sheet.  The Company records the Titan Europe Plc investment as an available-for-sale security and reports this investment at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders’ equity, net of tax.  If the Company were to record the Titan Europe Plc investment as an equity method investment and Titan Europe Plc incurred material losses, the Company may be negatively impacted up to its investment balance which was approximately $9 million at September 30, 2009.

The Company is undergoing a filing review process required by Sarbanes-Oxley.

On December 1, 2009, Titan International, Inc. received a comment letter from the Securities and Exchange Commission under the normal review process as required by Sarbanes-Oxley.  The Company was previously reviewed under this process in 2002, 2005, and 2007.  The current filings under review are:  Form 10-K for the year ended December 31, 2008; Forms 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009; and Definitive Proxy Statement on Schedule 14A filed March 30, 2009.   The Company responded to the Commission regarding their review on December 14, 2009.  It is common practice for the Commission to have additional comments regarding the Company’s initial responses.  Comment letters and responses are made available on the Commission’s website when the review process has been completed.

Unfavorable outcomes of legal proceedings could adversely affect our financial condition and results of operations.

We are a party to routine legal proceedings arising out of the normal course of business. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss, we believe at this time that none of these actions, individually or in the aggregate, will have a material adverse effect on our financial condition or results of operations. However, due to the uncertainties involved in litigation, we cannot anticipate or predict material adverse effects on our financial condition, cash flows or results of operations as a result of efforts to comply with, or our liabilities pertaining to, legal judgments.

We are subject to corporate governance requirements, and costs related to compliance with, or failure to comply with, existing and future requirements could adversely affect our business.

We face corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the SEC, the Public Company Accounting Oversight Board and the NYSE. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future. Our failure to comply with these laws, rules and regulations may materially adversely affect our reputation, financial condition and the value of our securities, including the Notes.